Exhibit 99.(a)(1)(F)

FORM OF REMINDER OF EXPIRATION DATE

RE: OFFER EXPIRATION DATE

To all Orthovita, Inc. (“Orthovita”) non-employee consultants eligible to participate in the Offer:

REMINDER – If you are electing to exchange any of your Eligible Option Grants under the Offer, the deadline to deliver your Election Form to Investor Relations is December 20, 2007 at 5:00 p.m. Eastern Time. Defined terms not explicitly defined herein shall have the same definitions as in Orthovita’s Offer to Issue Common Stock in Exchange for Outstanding Options to Purchase Common Stock, dated November 19, 2007.

We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems. If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

If you have questions regarding the Offer, contact Investor Relations at (610) 640-1775 or investorrelations@orthovita.com.

Sincerely,
/s/ Antony Koblish
President and Chief Executive Officer